Exhibit 99.1

Enterprise GP Holdings L.P.

P.O. Box 4323

Houston, TX 77210

(713) 381-6812

Enterprise GP Holdings Reports Third Quarter 2007 Results

Houston, Texas (Thursday, November 1, 2007) – Enterprise GP Holdings L.P., (NYSE: “EPE”) today announced its consolidated and parent-only financial results for the three and nine month periods ended September 30, 2007. Enterprise GP Holdings, the parent company, reported record distributable cash flow of $48 million for the third quarter of 2007. This provides 1.0 times coverage of the $0.395 per unit distribution declared by the board of the general partner of Enterprise GP Holdings with respect to the third quarter of 2007 that will be paid November 9, 2007. The declared distribution rate of $0.395 per unit for the third quarter of 2007 represents an 18 percent increase from $0.335 per unit declared for the third quarter of 2006.

In third quarter of 2007, Enterprise GP Holdings received $70 million of cash distributions from its ownership of general and limited partner interests in Enterprise Products Partners, TEPPCO Partners and Energy Transfer Equity. These distributions were comprised of $39 million from Enterprise Products Partners, $16 million from TEPPCO and $15 million from Energy Transfer Equity. This is a 40 percent increase from the $50 million in distributions received in the third quarter of 2006 due to the acquisition of partnership interest in Energy Transfer Equity and increases in cash distributions from Enterprise Products Partners and TEPPCO. Distributable cash flow is a non-generally accepted accounting principle (or “non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP measure, which is net cash flow provided by operating activities.

Enterprise GP Holdings reported consolidated net income for the third quarter of 2007 of $11 million, or $0.09 per unit on a fully diluted basis, compared to $37 million, or $0.36 per unit on a fully diluted basis, for the third quarter of 2006. The decrease in consolidated net income is largely attributable to an increase in interest expense from a higher average debt balance associated with the acquisition of partnership interests in Energy Transfer Equity and the amortization of associated debt issuance costs.

The earnings per unit calculation for the third quarter of 2007 is based on 119.7 million average units outstanding, which is comprised of 88.9 million units issued in August 2005, 14.2 million units (formerly Class B units) issued as part of the consideration for the acquisition of partner interests in TEPPCO and its general partner in May 2007, and a pro rata amount of the 20.1 million units issued in July 2007 in a private placement with institutions. The earnings per unit calculation for the third quarter of 2006 is based on 103.1 million units, which excludes the units issued in the private placement in July 2007.

On May 7, 2007, Enterprise GP Holdings acquired 100 percent of the general partner, incentive distribution rights and 4.4 million common units of TEPPCO Partners, L.P. (“TEPPCO,” NYSE: TPP) and approximately 35% of the general partner and 39 million common units of Energy Transfer Equity, L.P. (“Energy Transfer Equity” NYSE: ETE). These investments complement Enterprise GP Holdings’ existing ownership of 100% of the general partner and approximately 13.5 million common units of Enterprise Products Partners L.P. (NYSE: EPD).

“We were very pleased with the growth in cash distributions that we received from Enterprise Products, TEPPCO and Energy Transfer,” said Dr. Ralph S. Cunningham, president and chief executive officer of Enterprise GP Holdings. “Our general partner and limited partner interests in these partnerships have us well positioned to benefit from their growth through their distribution increases and equity raised to fund growth.”

Basis of Presentation of Financial Information

In order for our unitholders and others to more fully understand Enterprise GP Holdings’ financial condition and results of operations on a standalone basis, this press release includes financial information of Enterprise GP Holdings as the parent company apart from that of our consolidated partnership. The parent-only income statements reflect equity earnings from its investees as a component of operating income. These investments are the primary source of earnings for Enterprise GP Holdings on a standalone basis. In accordance with accounting principles generally accepted in the United States of America (“GAAP”), equity earnings from Enterprise Products Partners and its general partner (“EPGP”) and TEPPCO and its general partner (“TEPPCO GP”) are eliminated in the preparation of our consolidated financial statements.

Effective with the second quarter of 2007, our consolidated and parent-only financial statements and related information were restated to reflect the acquisition of ownership interests in TEPPCO and TEPPCO GP (including associated TEPPCO incentive distribution rights (“IDRs”)) in May 2007 and the reorganization of our business segments. TEPPCO and TEPPCO GP have been under common control with the parent company since February 2005. For additional information regarding the recast of our financial statements to reflect common control considerations, please refer to our Current Report on Form 8-K dated September 21, 2007.

Our Investment in Enterprise Products Partners business segment reflects the consolidated operations of Enterprise Products Partners and its general partner. Our Investment in TEPPCO reflects the consolidated operations of TEPPCO and its general partner. The Investment in TEPPCO segment represents the historical operations of TEPPCO and its general partner that were under common control with the parent company prior to its acquisition of these interests on May 7, 2007. We control Enterprise Products Partners and TEPPCO through our ownership of their respective general partners. Our Investment in Energy Transfer Equity business segment reflects our non-controlling equity method interests in Energy Transfer Equity and its general partner. We evaluate segment performance based on operating income.

Today, Enterprise GP Holdings will host a conference call to discuss third quarter earnings. The call will be broadcast live over the internet at 5:00 p.m., Central Daylight Time and may be accessed by visiting the partnership’s website at www.enterprisegp.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-generally accepted accounting principle (“non-GAAP”) financial measure of distributable cash flow. Exhibit C provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated in accordance with GAAP. Distributable cash flow should not be considered an alternative to GAAP measures such as net income, net cash flow provided by operating activities or any other GAAP measure of liquidity or financial performance.

We define distributable cash flow as cash distributions expected to be received from the parent company’s investments in limited partner and general partner interests (including related IDRs) less parent company cash expenses and general and administrative and similar costs of EPGP and TEPPCO GP on a standalone basis. Distributable cash flow is a significant liquidity metric used by senior management to compare net cash flow generated by the parent company’s investments to the cash distributions the parent company is expected to pay its partners. Using this metric, senior management can quickly compute the coverage ratio of estimated cash flow to planned cash distributions.

Distributable cash flow is an important non-GAAP financial measure for the parent company’s unitholders since it indicates to investors whether or not the parent company’s investments are generating cash flow at a level that can sustain or support an increase in quarterly cash distribution levels. Financial metrics such as distributable cash flow are quantitative standards used by the investment community with respect to publicly-traded partnerships because the value of a partnership unit is in part measured by its yield (which, in turn, is based on the amount of cash distributions a partnership pays to a unitholder).

Company Information and Forward-Looking Statements

Enterprise GP Holdings is one of the largest publicly traded GP partnerships with an enterprise value of more than $5 billion. It owns the general partner and limited partner interests in Enterprise Products Partners L.P., TEPPCO Partners, L.P. and Energy Transfer Equity, L.P. For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.

This press release contains various forward-looking statements and information that are based on Enterprise GP Holdings’ beliefs and those of its general partner, as well as assumptions made by and information currently available to Enterprise GP Holdings. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Enterprise GP Holdings, Enterprise Products Partners, TEPPCO, Energy Transfer Equity or Energy Transfer Partners (the “Related Companies”) for future operations, are intended to identify forward-looking statements. Although Enterprise GP Holdings and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise GP Holdings nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise GP Holdings’ actual results may vary materially from those it anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on the Related Companies, and in turn, Enterprise GP Holdings’ results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;
•	the effects of the Related Companies debt level on its future financial and operating flexibility;
•	a reduction in demand for the Related Companies products by the petrochemical, refining, heating or other industries;
•	a decline in the volumes delivered by the Related Companies’ facilities;
•	the failure of any of the Related Companies’ credit risk management efforts to adequately protect it against customer non-payment;
•	terrorist attacks aimed at the Related Companies’ facilities; and
•	the failure to successfully integrate the Related Companies’ operations with companies, if any, that they may acquire in the future.

Enterprise GP Holdings has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts: Randy Burkhalter, Investor Relations (713) 381-6812

Rick Rainey, Media Relations (713) 381-3635

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Exhibit A

Enterprise GP Holdings L.P. – Parent Company

Distributable Cash Flow, Summary Income Statements and Selected Balance Sheet Data– UNAUDITED

(Amounts in thousands)

The following table presents distributable cash flow, summarized income statement data and selected balance sheet information for the parent company with respect to the periods and at the dates indicated. Effective with the second quarter of 2007, our parent-only historical financial information was restated to reflect the acquisition of ownership interests in TEPPCO and TEPPCO GP (including associated TEPPCO IDRs) in May 2007. TEPPCO and TEPPCO GP have been under common control with the parent company since February 2005. The former owners of the TEPPCO and TEPPCO GP interests and rights were allocated all cash distributions received from these investments prior to May 7, 2007. We acquired our investments in Energy Transfer Equity in May 2007.

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2007	2006 *	2007	2006 *
Cash distributions from investees:
Investment in Enterprise Products Partners
From 13,454,498 common units of EPD	$ 6,593	$ 6,189	$ 19,475	$ 18,264
From 2% general partner interest	4,347	4,054	12,819	11,614
From general partner IDRs	28,457	24,213	82,161	67,596
Investment in TEPPCO:
From 4,400,000 common units of TPP	3,058	2,824	9,086	8,259
From 2% general partner interest	1,275	1,043	3,786	3,050
From general partner IDRs	11,104	11,194	32,741	32,732
Investment in Energy Transfer Equity:
From 38,976,090 common units of ETE	15,201	--	29,720	--
From 34.9% member interest in ETEGP	134	--	224	--
Total cash distributions from investees	70,169	49,517	190,012	141,515
Expenses:
Parent company expenses, excluding
non-cash amortization and other costs	22,102	2,847	47,280	8,142
EPGP expenses	106	327	305	1,583
TEPPCO GP expenses	15	290	153	314
Total expenses	22,223	3,464	47,738	10,039
Distributable cash flow	$ 47,946	$ 46,053	$ 142,274	$ 131,476
Distributions by parent company:
To limited partners:
EPCO and affiliates	$ 36,062	$ 25,811	$ 98,887	$ 72,389
Public	12,599	3,964	29,027	11,158
To general partner	5	3	13	8
To former owners of TEPPCO GP	--	15,061	15,084	44,041
Total cash distributions	$ 48,666	$ 44,839	$ 143,011	$ 127,596

Summary income statement data:
Equity earnings in investees	$ 38,700	$ 39,980	$ 139,851	$ 107,044
General and administrative costs	891	395	2,420	1,524
Operating income	37,809	39,585	137,431	105,520
Interest expense, net	(27,257)	(2,543)	(51,922)	(6,894)
Provision for income tax	3	--	3	--
Cumulative effect of accounting change	--	--	--	18
Net income	$ 10,555	$ 37,042	$ 85,512	$ 98,644
Selected balance sheet data:
Debt principal outstanding at end of period **	$ 1,083,000	$ 156,000	$ 1,083,000	$ 156,000

*	Restated to reflect common control acquisition of TEPPCO and TEPPCO GP interests.

** Debt increased between periods in connection with financing our acquisition of equity interests in Energy Transfer Equity in May 2007.

Exhibit B

Enterprise GP Holdings L.P.

Condensed Statements of Consolidated Operations – UNAUDITED

For the Three and Nine Months Ended September 30, 2007 and 2006

(Amounts in thousands, except per unit amounts)

Since the parent company owns the general partner of Enterprise Products Partners and TEPPCO, our general purpose condensed consolidated financial statements reflect the financial results of Enterprise Products Partners, EPGP, TEPPCO and TEPPCO GP. The earnings of Enterprise Products Partners, EPGP, TEPPCO and TEPPCO GP that are allocated to limited and general partner interests not owned by the parent company are reflected as minority interest expense in our condensed statement of consolidated operations. Effective with the second quarter of 2007, our historical consolidated financial information was restated to reflect the acquisition of ownership interests in TEPPCO and TEPPCO GP (including associated TEPPCO IDRs) in May 2007 and reorganization of our business segments. TEPPCO and TEPPCO GP have been under common control with the parent company since February 2005. We acquired our investments in Energy Transfer Equity in May 2007. The following table summarizes our financial information by business segment:

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2007	2006*	2007	2006*
Revenues:
Investment in Enterprise Products Partners	$ 4,111,996	$ 3,872,525	$ 11,647,656	$ 10,640,452
Investment in TEPPCO	2,628,068	2,601,000	6,759,219	7,566,364
Eliminations	(18,340)	(22,087)	(50,606)	(47,449)
Total revenues	6,721,724	6,451,438	18,356,269	18,159,367
Costs and expenses:
Investment in Enterprise Products Partners	3,915,232	3,600,933	11,048,573	10,002,612
Investment in TEPPCO	2,550,079	2,537,811	6,503,284	7,380,896
Other, non-segment including parent company	(17,328)	(21,565)	(38,674)	(45,801)
Total costs and expenses	6,447,983	6,117,179	17,513,183	17,337,707
Equity earnings (loss):
Investment in Enterprise Products Partners	11,604	2,265	9,516	14,306
Investment in TEPPCO	(1,991)	12	(4,120)	3,676
Investment in Energy Transfer Equity	(3,042)	--	(268)	--
Total equity earnings	6,571	2,277	5,128	17,982
Operating income:
Investment in Enterprise Products Partners	208,368	273,857	608,599	652,146
Investment in TEPPCO	75,998	63,201	251,815	189,144
Investment in Energy Transfer Equity	(3,042)	--	(268)	--
Other, non-segment including parent company	(1,012)	(522)	(11,932)	(1,648)
Total operating income	280,312	336,536	848,214	839,642
Interest expense	(139,325)	(88,533)	(343,672)	(247,661)
Provision for income taxes	(2,056)	(3,428)	(9,208)	(13,105)
Other income, net	2,857	3,260	69,153	10,004
Income before minority interest and cumulative effect of
change in accounting principle	141,788	247,835	564,487	588,880
Minority interest	(131,233)	(210,793)	(478,975)	(490,332)
Income before cumulative effect of change in
accounting principle	10,555	37,042	85,512	98,548
Change in accounting principle	--	--	--	96
Net income	$ 10,555	$ 37,042	$ 85,512	$ 98,644
Allocation of net income to:
Limited partners	$ 10,554	$ 37,038	$ 85,503	$ 98,634
General partner	$ 1	$ 4	$ 9	$ 10
Earnings per Unit, basic and fully diluted:
Net income per Unit	$ 0.09	$ 0.36	$ 0.79	$ 0.96
Average LP Units outstanding (000s) **	119,690	103,057	108,663	103,057

*	Restated to reflect common control acquisition of TEPPCO and TEPPCO GP interests.

** The parent company’s 16,000,000 Class C units are non-participating securities; thus, they are excluded from our earnings per Unit computations.

Exhibit C

Enterprise GP Holdings L.P. – Parent Company

Non-GAAP Reconciliations – UNAUDITED

(Amounts in thousands)

The following table presents the reconciliation of the parent company’s non-GAAP distributable cash flow to GAAP net cash flow provided by operating activities. This information has been restated to give effect to the common control of TEPPCO and TEPPCO GP by affiliates of EPCO since February 2005.

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2007	2006 *	2007	2006 *
Distributable Cash Flow (Exhibit A)	$ 47,946	$ 46,053	$ 142,274	$ 131,476
Adjustments to derive net cash flow provided by
operating activities (add or subtract as indicated
by sign of number):
Distributions to be received from investees
with respect to period indicated	(70,169)	(49,517)	(190,012)	(141,515)
Distributions received from investees
during period	65,163	45,478	167,497	132,492
Expenses of EPGP and TEPPCO GP	121	617	458	1,897
Net effect of changes in operating accounts	772	731	9,614	(4,276)
Net cash flow provided by operating activities	$ 43,833	$ 43,362	$ 129,831	$ 120,074

*	Restated to reflect common control acquisition of TEPPCO and TEPPCO GP interests.